Amended and Restated Kforce Inc.
Directors’ Restricted Stock Unit Deferral Plan

Effective Date
November 15, 2017

Amended and Restated Kforce Inc. Directors' Restricted Stock Unit Deferral Plan

Article I
Establishment and Purpose    1

Article II
Definitions    1

Article III
Deferrals    4

Article IV
Benefits    5

Article V
Modifications to Payment Schedules    6

Article VI
Administration    6

Article VII
Amendment and Termination    7

Article VIII
Claims    7

Article IX
General Provisions    8

Article I
Establishment and Purpose
Kforce Inc. (the “Company”) hereby adopts the Amended and Restated Kforce Inc. Directors’ Restricted Stock Unit Deferral Plan (the “Plan”), effective October 1, 2017. The Plan was originally adopted on December 1, 2015. This restatement provides for automatically renewable elections beginning with Deferral Agreements filed on and after the Effective Date.

The purpose of the Plan is to attract and retain Directors by providing Participants with an opportunity to defer receipt of some or all of certain Restricted Stock Unit Awards. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Company's liability to pay the amount in a Participant's Account shall be reflected in its books of account as a general, unsecured and unfunded obligation, and the rights of a Participant and his or her beneficiary to receive payments from the Company under the Plan are solely those of a general, unsecured creditor. The Company shall not be required to segregate any of its assets in respect to its obligations hereunder, and a Participant or his or her beneficiary shall not have any interest whatsoever, vested or contingent, in any properties or assets of the Company. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Committee and a Participant, his or her beneficiary or any other person. The Company, at any time, may authorize the establishment of a trust for the benefit of the Participants, the assets of which are always subject to the claims of creditors of the Company.

Article II
Definitions
As used in the Plan, the following capitalized terms shall have the following meanings. Capitalized terms used in the Plan but not defined herein shall have the meanings assigned to such terms in the Stock Incentive Plan.

2.1
Account. Account means a bookkeeping account maintained by the Company to record the Company’s obligation to a Participant under this Plan. The Company may maintain a Termination Account and up to five Specified Date Accounts as subaccounts to record amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Company, as the context requires.

2.2
Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the applicable Valuation Date. Accounts Balances on any Valuation Date shall equal the number and value of deferred RSUs (determined as of the closing of the markets) credited to an Account, plus any Dividend Equivalents credited to such Account since the last Valuation Date, less distributed RSUs and Dividend Equivalents and any expenses charged to such Account.

2.3
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if: (i)    the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.

2.4
A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

2.5
Change in Control. Change in Control means any of the following events: (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company.

For purposes of this Section, a change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Company. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Company that has experienced the Change in Control, or the Participant’s relationship to the affected Company otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

Notwithstanding anything to the contrary herein, with respect to a Company that is a partnership, Change in Control means only a change in the ownership of the partnership or a change in the ownership of a substantial portion of the assets of the partnership, and the provisions set forth above respecting such changes relative to a corporation shall be applied by analogy.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.6	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.7	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.8	Committee. Committee means the Compensation Committee of the Company’s Board of Directors.

2.9	Common Stock. Common Stock means the common stock, par value $0.01, of the Company.

2.10	Company. Company means Kforce Inc.

2.11
Deferral Agreement. Deferral Agreement means an agreement between a Participant and the Company that specifies: (i) the number of RSUs that the Participant has elected to defer in accordance with the provisions of Article III, and (ii) the Payment Schedule applicable to one or more Accounts to which such RSUs are allocated. Unless otherwise specified by the Committee, Participants may defer up to 100% of their RSUs. Any Deferral Agreement that would produce a fractional number of RSUs shall be rounded down to the next whole number of RSUs.

2.12
Deferral. Deferral means a credit to a Participant’s Account(s) that records the RSUs that the Participant has elected to defer in accordance with the provisions of Article III and any Dividend Equivalents credited with respect to such RSUs in accordance with Section 3.1(c).

2.13	Director. Director means a non-employee member of the Board of Directors of the Company.

2.14
Dividend Equivalent. Dividend Equivalent means the amount of cash dividends and value of other distributions declared and made with respect to the Common Stock that would have been payable to a Participant had he or she been the owner, on the record dates for the payment of such dividends and distributions, of the number of shares of Common Stock equal to the number of RSUs in his or her Account on such dates.

2.15	Effective Date. Effective Date means October 1, 2017.

2.16	Participant. Participant means any Director who has elected to defer RSUs in accordance with the provisions of Article III and any individual with an Account Balance greater than zero.

2.17	Plan. Generally, the term Plan means the “Amended and Restated Kforce Inc. Directors' Restricted Stock Unit Deferral Plan” as documented herein and as may be amended from time to time hereafter.

2.18	Plan Year. Plan Year means January 1 through December 31.

2.19
Restricted Stock Unit or RSU. Restricted Stock Unit or RSU means a unit of measurement that is the economic equivalent of one share of Common Stock and that is granted by the Company to a Director in accordance with and subject to the terms and conditions of the Stock Incentive Plan and any applicable Award Agreement.

2.20
Separation from Service. Separation from Service means a termination of a Director’s Continuous Status as an Employee or Consultant that constitutes a "separation from service" within the meaning of Treasury Regulation § 1.409A-1(h).

2.21
Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable in a future year as specified in the Participant’s Deferral Agreement. Unless otherwise determined by the Committee, a Participant may maintain no more than five Specified Date Accounts.

2.22
Stock Incentive Plan. Stock Incentive Plan means the Kforce Inc. 2016 Stock Incentive Plan, and any other compensatory plan, agreement, or arrangement providing for the grant or issuance of Company Stock or Company Stock-based awards to Directors, in each case, as amended from time to time.

2.23
Termination Account. Termination Account means the Account established by the Committee to record the amounts payable to a Participant upon Separation from Service. Unless the Participant has established a Specified Date Account, all Deferrals and Company Contributions shall be allocated to the Termination Account on behalf of the Participant.

2.24	Valuation Date. Valuation Date means each day on which the New York Stock Exchange is open for business.

Article III
Deferrals

3.1	Deferral Elections, Generally.

(a)
Each Director may become a Participant by electing to defer the settlement of all or a portion of an Award of RSUs. For the avoidance of doubt, an election to defer the settlement of an RSU shall be described in the Plan as a deferral of the RSU. A Participant may elect to defer RSUs by submitting a Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 3.2. A Deferral Agreement that is not timely filed with respect to a service period or an RSU shall be considered void and shall have no effect with respect to such service period or RSU. The Committee may modify any Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 3.2. The provisions of this Section 3.2 shall be construed in accordance with the requirements of Code Section 409A.

(b)
The Participant shall specify on his or her Deferral Agreement the percentage or number of RSUs to be deferred and whether to allocate the deferred RSUs and any Dividend Equivalents credited with respect to such RSUs, in the manner specified in Section 3.1(c), to the Termination Account or to one or more Specified Date Accounts. An allocation of a deferred Award to a Specified Date Account is valid only if the payment date is later than the date the Award vests. If no Account designation is made in a Deferral Agreement, or if the Account designation made in a Deferral Agreement is impermissible, or the Account designation cannot be determined from the terms of a Deferral Agreement, the deferred portion of the Award that is the subject of the Deferral Agreement shall be allocated to the Termination Account. If more than one of the election timing rules described in Section 3.2 could apply to the deferral of an Award, a Deferral Agreement shall be considered filed under the rule resulting in the latest date on which the election becomes irrevocable.

(c)
Each Dividend Equivalent shall be credited to the Participant's Account as of the record date of the cash dividend or other distribution declared and made with respect to the Common Stock that would have been payable to the Participant had he or she been the owner, on the record date for the payment of such dividend or distribution, of the number of shares of Common Stock equal to the number of RSUs in his or her Account on such date. The Dividend Equivalent shall be converted into RSUs based on the Fair Market Value (as defined in the Stock Incentive Plan) of the Common Stock on the record date of such dividend or distribution. Any conversion of Dividend Equivalents that would produce a fractional number of RSUs shall be rounded to the nearest whole number of RSUs. The crediting of Dividend Equivalents provided by this paragraph shall be in lieu of and shall supersede any conflicting provisions of any Award Agreement issued pursuant to the Stock Incentive Plan for any RSUs and Dividend Equivalents that a Participant has elected to defer under the Plan that provides for the accumulation and payment of Dividend Equivalents with respect to the RSUs granted under such Award Agreement.

3.2    Timing Requirements for Deferral Agreements.

(a)
Prior Year Election. A Participant may defer an Award by filing a Deferral Agreement no later than December 31 of the year prior to the year in which such Award is granted in accordance with the Stock Incentive Plan. A Deferral Agreement described in this paragraph shall become irrevocable with respect to such Award as of January 1 of the year in which such Award is granted in accordance with the Stock Incentive Plan.

(a)
First Year of Eligibility. A Director may file a Deferral Agreement within 30 days after being seated as a member of the Board of Directors. Such election shall become irrevocable on the 30th day. A Deferral Agreement filed under this paragraph (b) applies to Awards granted in accordance with the Stock Incentive Plan on and after the date the Deferral Agreement becomes irrevocable. No election may be made by a Director pursuant to this paragraph (b) if the Committee determines in its sole discretion that, prior to becoming a Director, such Director was eligible to participate in any other deferred compensation plan that must be aggregated with the Plan under Code Section 409A.

(b)
Forfeitable Rights. A Participant may defer an Award on or before the 30th day following the date on which the Award is granted in accordance with the Stock Incentive Plan, provided that no Deferral Agreement made pursuant to this paragraph (c) shall be effective with respect to any RSUs that become vested prior to the date that is 12 months after the date of such Deferral Agreement, unless the vesting of such RSUs during such 12-month period may only occur in the event of the Participant's death or a Change in Control.

(c)
“Evergreen” Deferral Elections. The Committee, in its discretion, may provide that Deferral Agreements will continue in effect for subsequent years or performance periods by communicating that intention to Participants in writing prior to the date Deferral Agreements become irrevocable under this Section 3.2. An evergreen Deferral Agreement may be revoked or modified prospectively by the Participant or the Committee with respect to Compensation for which such election remains revocable under this Section 3.2.

3.3
Vesting. Participant Deferrals shall be vested in accordance with the same vesting schedule and same vesting conditions applicable to the deferred Award under the terms of the Stock Incentive Plan and the applicable Award Agreement. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 3.3 shall be forfeited.

Article IV
Benefits

4.1	Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a)
Separation from Service. Upon the Participant’s Separation from Service, he or she shall be entitled to payment of his entire vested Account Balance. Except as otherwise provided in Section 4.1(c) below, the Account is valued as of the first day of the month following the Participant’s Separation from Service and payable in a single lump sum as soon as administratively practicable following the Participant’s Separation from Service. At the time of payment, each vested RSU in the Participant's Account shall be converted into one share of Common Stock, and such share shall be distributed to the Participant. Each share of Common Stock issued pursuant to the Plan shall be made from the previously authorized and registered shares of Common Stock under the Stock Incentive Plan.

(b)
Specified Date Accounts. A Specified Date Account is payable in a single lump sum on March 15 of the year designated by the Participant. If the year designated under a Deferral Agreement occurs earlier than the vesting date for an RSU award, the payment date will automatically be the first March 15 coincident with or next following the date on which an RSU subject to such Deferral Agreement becomes fully vested. At the time of payment, each vested RSU in the Participant's Specified Date Account shall be converted into one share of Common Stock, and such share shall be distributed to the Participant. Each share of Common Stock issued pursuant to the Plan shall be made from the previously authorized and registered shares of Common Stock under the Stock Incentive Plan.

(c)
Delay for Specified Employees. Notwithstanding any provision of the Plan to the contrary, if at the time of the Participant's Separation from Service, the Participant is a "specified employee," as defined in Code Section 409A, as reasonably determined by the Company in accordance with Code Section 409A, and the delay of the commencement of any distributions that would otherwise be made under the Plan as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then payment of his or her Account shall be delayed until the first day of the seventh (7th) calendar month after the Participant's Separation from Service.

(d)
Application of Payment Provisions. The payment provisions of the Plan shall be in lieu of and shall supersede the payment provisions of the Award Agreements issued pursuant to the Stock Incentive Plan for any RSUs and Dividend Equivalents that a Participant has elected to defer under the Plan.

4.2
Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a vested benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B))

directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

Article V
Modifications to Payment Schedules

5.1	Participant’s Right to Modify. A Participant may modify the payment year for an Account provided such modification complies with the requirements of this Article V.

5.2
Time of Election. The date on which a modification election is submitted in accordance with the procedures established by the Committee must be at least 12 months prior to the date on which payment is scheduled to commence prior to the modification.

5.3
Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced prior to the modification. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

5.4	Effective Date. A modification election submitted in accordance with this Article V is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.

5.5
Effect on Accounts. An election to modify the payment year of a Specified Date Account is limited to such Account, and shall not be construed to affect the payment year of any other Specified Date Account. The modification of the payment year upon Separation applies to the entire Plan Account. The Committee may restrict the ability to modify Accounts in its sole discretion, but no such restriction shall modify an election that has become effective under this Article IV.

Article VI
Administration

6.1
Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article X.

6.2
Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her or it (including but not limited to reasonable attorneys’ fees) which arise as a result of his or her or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or her or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

6.3
Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

6.4
Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Article VII
Amendment and Termination

7.1
Amendment. The Committee may at any time and from time to time amend the Plan. An amendment shall not reduce the vested Account Balances of any Participant or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant.

7.2
Termination. The Company’s Board of Directors may terminate the Plan at any time. Upon termination of the Plan, the distribution of Account Balances as of the date of termination shall be made in the manner and at the time prescribed in the Plan, except as otherwise permitted under Code Section 409A.

Article VIII
Claims

8.1
Stock Incentive Plan Controls. Except as otherwise provided in Section 4.1(d) of the Plan, the RSUs credited to a Participant's Account shall be subject to the provisions of the Stock Incentive Plan and any applicable Award Agreement, which provisions are incorporated herein by reference, including without limitation the provisions of the Stock Incentive Plan providing for the adjustment of Awards upon certain events. Section 8.2 and 8.3 of the Plan shall apply to any controversy or claim that cannot be resolved under the provisions of the Stock Incentive Plan.

8.2
Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing a claim (“Claimant”). Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

8.3
Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures. Any such legal action must be commenced within one year of a final determination hereunder with respect to such claim.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Company shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings.

Article IX
General Provisions

9.1
Application of Code Section 409A. Although the Company makes no guarantee with respect to the tax treatment of Deferrals, payments and benefits under the Plan, the Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A, and shall be limited, construed, administered and interpreted in accordance with such intent. Accordingly, the Committee and the Company reserves the right to amend the provisions of the Plan at any time in order to avoid the imposition of additional tax, interest or penalties under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A. In no event shall the Company or any officer, employee, director, or agent of the Company be liable for any tax, interest or penalty that may be imposed on a Participant or his or her beneficiary.

9.2
Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Company without the consent of the Participant.

9.3
No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. The Company make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

9.4	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

9.5
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

9.6
Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

9.7
Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

9.8	Governing Law. To the extent not preempted by ERISA, the laws of the State of Florida shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 15th day of November, 2017, to be effective as of the Effective Date.

Kforce, Inc.

By: Rebecca Pickett (Print Name)

Its: Director of SEC Reporting (Title)

/s/ REBECCA PICKETT (Signature)